Exhibit 99.1

Kensey Nash Reports 28% Growth in Revenue for First Fiscal Quarter 2007

- Revenue Growth Led By 41% Increase in Net Sales; EPS Increased 57% over
Prior Year Pro Forma Results -

          EXTON, Pa., Oct. 19 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) today reported results for its first quarter of fiscal year 2007, which included total revenue of $16.3 million, up 28% from the $12.7 million reported in the first quarter of fiscal 2006.

          First quarter reported diluted earnings were $0.11 per share, including $0.04 per share of equity compensation expense, a 57% increase from pro forma diluted earnings per share for the first fiscal quarter of the prior year. Pro forma earnings per share for the prior year period excludes transition costs related to the facility move in fiscal 2006.  Previously reported pro forma earnings per share for the prior year period also excluded equity compensation charges to provide comparability to the fiscal 2005 period in which charges for employee stock option expense were not required to be reported under then applicable accounting standards.  Equity compensation expense is included in both periods presented in this release and increased to $686,000, or $0.04 per share, for the three months ended September 30, 2006 from $421,000, or $0.02 per share, for the three months ended September 30, 2005.  Reported earnings per share were at the high end of previously announced expectations.

          Net sales increased 41% to $10.6 million from $7.5 million in the first quarter of fiscal 2006.  The Company’s sales of biomaterials products increased 37% to $9.8 million from $7.2 million in the prior year fiscal quarter.  Endovascular product sales increased 117% to $708,000 from $325,000 in the quarter ended September 30, 2005.

          Royalty income increased 9% to $5.7 million compared to $5.2 million in the prior year period.  Royalty income included $4.9 million in Angio-Seal(TM) royalties, up 7% from the comparable quarter of the prior fiscal year, and $791,000 in royalties from Orthovita, Inc. (Nasdaq: VITA), up 29% from the prior year period.

          The following chart summarizes the Company’s results for the three months ended September 30, 2006, compared to its results for the three months ended September 30, 2005.  See attached schedules for the detailed reconciliation between the non-GAAP and reported GAAP results.

	Three months ended September 30,		Year over Year % Change

($ millions, except per share data)	2006	2005

Net Sales - Biomaterials	$9.8	$7.2	37%
Net Sales - Endovascular	$0.7	$0.3	117%
Royalty Income	$5.7	$5.2	9%
Total Revenues	$16.3	$12.7	28%
Income/(Loss) from Operations, As Reported	$2.0	$(0.8)	NM
Adjust for:
Facility Transition Charges	—	$1.7	NM
Income from Operations, Pro forma	$2.0	$0.8	132%
Earnings Per Share, As Reported (September 30, 2006) and Pro Forma (September 30, 2005)	$0.11	$0.07	57%
Supplemental Information:
Equity Compensation Expense	$0.7	$0.4	63%
Earnings per share related to Equity Compensation Expense	$0.04	$0.02	63%

          Biomaterials Update.  Biomaterials sales were up 37% to $9.8 million from $7.2 million in the same period last year, primarily due to a strong increase in sales of Angio-Seal(TM) components to St. Jude Medical, Inc. which were $5.2 million, a 75% increase compared to last year.  Net sales of orthopaedic products, including both spine and sports medicine, were $4.4 million in the first quarter of fiscal 2007, representing an 11% increase over the prior year first quarter sales of $4.0 million.  Sales of spine related products increased 88% from the first quarter of the prior fiscal year, offset by a 7% decline in sports medicine related products.

          Endovascular Update.  Endovascular sales were $708,000, which was 117% greater than the prior year comparable period and a 64% sequential increase from the quarter ended June 30, 2006.  U.S. endovascular sales were $614,000, a 162% increase year-over-year and a 68% sequential increase over the fourth quarter of fiscal 2006.  The growth was fueled by the launch of the TriActiv FX(R) Embolic Protection System in late July in the U.S., another strong quarter of QuickCat(TM) Extraction Catheter sales and the launch of the QuickCat(TM) device in the European Union. The Company also initiated limited market release activities for the ThromCat(TM) Thrombectomy Catheter System in late September. The product is expected to be officially launched at the upcoming Transcatheter Therapeutic Conference (TCT) in Washington, D.C., October 22 through 27, 2006.

          In addition to the U.S. launch of the ThromCat(TM) System, the Company has other milestones which it expects to achieve this fiscal year.  The Company is currently awaiting CE Mark approval for the ThromCat(TM) System and anticipates launching the product in Europe by the end of the calendar year. Further, the Company is in the process of initiating a 300 to 400 patient carotid clinical trial for the TriActiv(R) ProGuard System, the third generation of the embolic protection system incorporating Local Flush and Extraction (LFX(TM)) technology for use in branched anatomies.  The Company recently received IDE approval from the FDA to begin this trial, based on data collected in a 50 patient carotid pilot study completed in the spring of 2006. The same study is also the basis for a CE Mark submission, which if approved when anticipated, would allow a European launch of the TriActiv(R) ProGuard System with a carotid indication in the second half of the fiscal year.

          CEO Comments on Results.  “This was a solid quarter for Kensey Nash,” commented Joe Kaufmann, President and CEO of the Company.  “We believe we are getting significant traction in all areas of our business and that we have built solid foundations for continued progress.  Over the last several months we have achieved successful commercialization of multiple new spine products, which bodes well for our long-term outlook.  We were also pleased to see that Angio-Seal(TM) component sales were a major contributor during the quarter, due to the ongoing strength of end-user sales.”

          “On the endovascular side of our business, we continue to make significant progress and have many upcoming milestones to look forward to in fiscal 2007. We are pleased by the ongoing market reception for the QuickCat(TM) Extraction Catheter, a product that is competing well in a crowded market space.  In addition, our July launch of the new TriActiv FX(R) System has resulted in increased sales in the embolic protection market.  The TriActiv FX(R) System was recently highlighted at the Advanced Coronary and Endovascular Demonstrations (ACE) Convention in New York City in early October, where two live cases were successfully performed,” Mr. Kaufmann continued.  “The clinical data, which showed a very low 3.2% MACE rate, is a powerful statement about the clinical benefit of this product.  Finally, but certainly not least, we are encouraged by the initial response to our limited market release of the ThromCat(TM) System.  Physicians have had favorable impressions with the attributes of powerful extraction in an easy-to-use, fully disposable system. We are looking forward to a successful launch at the TCT,” he concluded.

          Prior Year Pro Forma Presentation.  In fiscal 2006, the Company successfully completed construction of and moved its operations to a new facility, which resulted in significant transition expenses related to the acceleration of depreciation of certain abandoned leasehold improvement assets at its previous locations and moving charges.  The impact of these charges was $4.7 million, or $0.25 per share, during fiscal 2006, of which $1.7 million or $0.09 per share was recorded in the prior year first quarter.  The transition to the new facility is complete and no additional charges are being recorded in fiscal 2007.

          Second Quarter Fiscal 2007 Forecast.  The Company’s expectations for the second fiscal quarter are net sales in a range of $11.4 to $12.2 million, an increase of 43% to 53% year-over-year and royalties in a range of $6.0 to $6.2 million, an increase of 7% to 10% over the prior year comparable quarter. Revenues are expected to be in a range of $17.4 to $18.4 million representing an increase of 28% to 35% year-over-year and 7% to 13% sequentially over the first quarter fiscal 2007 revenues of $16.3 million.

          Diluted earnings per share are expected to be in a range of $0.13 to $0.15, which includes equity compensation of approximately $950,000, or $0.05 per share.  This estimate is an increase of 63% to 88% over the prior year second quarter pro forma earnings per share of $0.08, which included $647,000 of equity compensation or $0.04 per share.  On a sequential basis, the estimate represents an increase of 18% to 36% over the first quarter fiscal 2007 earnings of $0.11 per share.

          Conference Call and Webcast.  A live webcast of the first quarter fiscal year 2007 conference call will be broadcast October 19, 2006 at 9:00 AM Eastern Daylight Time.  Please visit the financial information page at http://www.kenseynash.com for the link.  To participate in the conference call, interested parties may call 1-480-629-9566.  The teleconference call will also be available for replay starting Thursday, October 19, 2006 at 12:30 p.m. Eastern Daylight Time through Thursday, October 26, 2006 at 11:59 p.m. Eastern Daylight Time by dialing 1-800-475-6701 with an access code of 844544.

          About Kensey Nash Corporation.  Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures.  The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets.  Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies.  Kensey Nash has also commercialized a series of innovative embolic protection and thrombectomy products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

          Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s guidance regarding operating results for the second quarter of fiscal 2007. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the ability of the Company and its customers to obtain necessary regulatory approvals (including future regulatory approvals for the TriActiv(R) and thrombectomy product pipelines) and the timing thereof, the Company’s dependence on three major customers:  St. Jude Medical, Arthrex and Orthovita, St. Jude Medical’s success in marketing the Angio-Seal(TM) device, Orthovita’s success in selling co-developed products, demand for and the Company’s ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, sales and marketing success of its endovascular products, and competition from other technologies in the marketplace.  For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,

	2006	2005

Revenues:
Net sales
Biomaterial sales	$9,845,477	$7,173,062
Endovascular sales	707,712	325,394
Total net sales	10,553,189	7,498,456
Royalty income	5,718,146	5,227,716
Total revenues	16,271,335	12,726,172
Operating costs and expenses:
Cost of products sold	4,847,830	4,793,629
Research and development	4,375,629	4,950,421
Sales and marketing	3,028,302	1,832,465
General and administrative	2,059,469	1,979,555
Total operating costs and expenses	14,311,230	13,556,070
Income (loss) from operations	1,960,105	(829,898)
Interest and other income, net	143,517	309,819
Pre-tax income (loss)	2,103,622	(520,079)
Income tax expense (benefit)	675,803	(337,327)
Net income (loss)	$1,427,819	$(182,752)
Basic earnings (loss) per share	$0.12	$(0.02)
Diluted earnings (loss) per share	$0.11	$(0.02)
Weighted average common shares outstanding	11,629,410	11,456,858
Diluted weighted average common shares outstanding	12,475,218	11,456,858

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	June 30, 2006

	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and investments	$29,176,008	$27,127,992
Restricted cash	1,012,032	1,000,809
Trade receivables	4,422,882	6,396,165
Other receivables	6,627,453	6,942,480
Inventory	8,080,214	7,197,868
Prepaids and other assets	1,936,925	1,427,303
Deferred tax asset, current	2,024,034	1,849,513
Total current assets	53,279,548	51,942,130
Property, plant and equipment, net	64,973,808	63,250,526
Other non-current assets	14,806,386	14,998,612
Total assets	$133,059,742	$130,191,268
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,651,394	$7,391,130
Deferred revenue	197,232	203,351
Total current liabilities	7,848,626	7,594,481
Long-term portion of deferred revenue	749,671	795,830
Long-term portion of debt	8,000,000	8,000,000
Deferred tax liability, non-current	790,000	523,487
Other non-current liabilities	1,269,359	85,834
Total stockholders’ equity	114,402,086	113,191,636
Total liabilities and stockholders’ equity	$133,059,742	$130,191,268

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures”
under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	As Reported Three Months Ended September 30, 2005	Non-GAAP Adjustments Acceleration of Depreciation and Moving Costs 2005	Pro forma Three Months Ended September 30, 2005

	(Unaudited)		(Unaudited)
Revenues:
Net sales
Biomaterial sales	$7,173,062	$—	$7,173,062
Endovascular sales	325,394	—	325,394
Total net sales	7,498,456	—	7,498,456
Royalty income	5,227,716	—	5,227,716
Total revenues	12,726,172	—	12,726,172
Operating costs and expenses:
Cost of products sold	4,793,629	(881,397)	3,912,232
Research and development	4,950,421	(550,856)	4,399,565
Sales and marketing	1,832,465	(61,985)	1,770,480
General and administrative	1,979,555	(178,887)	1,800,668
Total operating costs and expenses	13,556,070	(1,673,125)	11,882,945
(Loss)/income from operations	(829,898)	1,673,125	843,227
Interest and other income, net	309,819	—	309,819
Pre-tax (loss)/income	(520,079)	1,673,125	1,153,046
Income tax (benefit)/expense	(337,327)	568,863	231,536
Net (loss)/income	$(182,752)	$1,104,263	$921,511
Basic (loss)/earnings per share	$(0.02)	$0.10	$0.08
Diluted (loss)/earnings per share	$(0.02)	$0.09	$0.07
Weighted average common shares outstanding	11,456,858	11,456,858	11,456,858
Diluted weighted average common shares outstanding	11,456,858	12,377,844	12,377,844

	As Reported Three Months Ended December 31, 2005	Non-GAAP Adjustments Acceleration of Depreciation and Moving Costs 2005	Pro forma Three Months Ended December 31, 2005

	(Unaudited)		(Unaudited)
Revenues:
Net sales
Biomaterial sales	$7,744,254	$—	$7,744,254
Endovascular sales	218,010	—	218,010
Total net sales	7,962,264	—	7,962,264
Research and development	—	—	—
Royalty income	5,664,701	—	5,664,701
Total revenues	13,626,965	—	13,626,965
Operating costs and expenses:
Cost of products sold	5,247,868	(1,071,470)	4,176,398
Research and development	4,913,131	(597,514)	4,315,617
Sales and marketing	2,255,638	(67,236)	2,188,402
General and administrative	2,076,243	(206,892)	1,869,351
Total operating costs and expenses	14,492,880	(1,943,112)	12,549,768
(Loss)/income from operations	(865,915)	1,943,112	1,077,197
Interest and other income, net	310,055	—	310,055
Pre-tax (loss)/income	(555,860)	1,943,112	1,387,252
Income tax (benefit)/expense	—	464,258	464,258
Net (loss)/income	$(555,860)	$1,478,854	$922,994
Basic (loss)/earnings per share	$(0.05)	$0.13	$0.08
Diluted (loss)/earnings per share	$(0.05)	$0.12	$0.08
Weighted average common shares outstanding	11,476,546	11,476,546	11,476,546
Diluted weighted average common shares outstanding	11,476,546	12,245,612	12,245,612

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for an acceleration of depreciation charge and moving costs. The Company has excluded the impact of the acceleration of depreciation charge and moving costs related to the Company’s move to a new facility in June 2006. The acceleration of depreciation charge and moving costs began in May 2005 and were completed by June 2006. This non-GAAP measure is a non-cash charge and will have no impact on the cash flows of the Company.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the acceleration of depreciation charge related to the transition to the new facility. Further, this non-GAAP results is one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SOURCE  Kensey Nash Corporation
          -0-                                                  10/19/2006
          /CONTACT:  Joseph W. Kaufmann, President and Chief Executive Officer of Kensey Nash Corporation, +1-484-713-2100/
          /Web site:  http://www.kenseynash.com /